Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Steve Wymer
	408-519-9677	408-519-9438
	dnueman@tivo.com	swymer@tivo.com
TiVo Announces Settlement of Patent Litigation with AT&T;
TiVo and AT&T Enter into a Patent Licensing Arrangement
ALVISO, CA -- 01/03/2012 -- TiVo Inc. (NASDAQ: TIVO) announced today that it has settled its pending patent litigation with AT&T and that the companies have entered into a mutual patent licensing arrangement. Under the terms of the settlement, AT&T agreed to pay TiVo an initial payment of $51 million, followed by recurring quarterly guaranteed payments through June 2018, totaling $164 million, which together yield minimum payments of $215 million. In addition to these minimum payments, AT&T will pay incremental recurring per subscriber monthly license fees through July 2018 should AT&T's DVR subscriber base exceed certain levels.
As part of the settlement, TiVo and AT&T agreed to dismiss all pending litigation between the companies with prejudice. The parties also entered into a cross license of their respective patent portfolios in the advanced television field.
"We are extremely pleased to reach an agreement with AT&T, which acknowledges the value of our intellectual property," said Tom Rogers, CEO and President of TiVo. "This settlement, on the heels of our recent operational success that has resulted in the growth of TiVo's overall subscriber base, is another major accomplishment for TiVo and we believe a great outcome for our shareholders. The combination of guaranteed payments and future additional fees paid to TiVo in the event that AT&T's pay TV business continues to grow in-line with consensus analyst expectations, represents hard-earned compensation for our IP enforcement efforts. The settlement also provides us rights to innovate TiVo products and services under license from AT&T and allows us to avoid significant legal expenses that we expect would have been incurred by us during and after trial.”
About TiVo Inc.
Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry. www.tivo.com
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2012 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the amount of future payments TiVo expects to receive in connection with its settlement of its patent litigation with AT&T, TiVo's ability to further innovate its products and services, and TiVo's ability to avoid future legal expenses as result of the settlement with AT&T. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as amended, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2011, July 31, 2011, and October 31, 2011 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.